Exhibit 10.6

TDS INVESTOR (CAYMAN) L.P.

Second Amended and Restated 2006 Interest Plan

SECTION 1.   Purpose.  The purposes of this TDS Investor L.P. Second Amended and Restated 2006 Interest Plan (this “Plan”) are to promote the interests of TDS Investor L.P. (the “Company”) and its partners by (i) attracting and retaining exceptional officers and other employees, non-employee directors and consultants of the Company and its Subsidiaries and (ii) enabling such individuals to acquire an equity interest in and participate in the long-term growth and financial success of the Company.

SECTION 2.   Definitions.  Capitalized terms used in this Plan but not expressly defined in this Plan shall have the respective meanings ascribed such terms in the Partnership Agreement (as defined below).  As used in this Plan, the following terms shall have the meanings set forth below:

“Award” shall mean the grant of the right to purchase and/or acquire Restricted Equity Units, Class A-2 Interests, Class B Interests, Class B-1 Interests, Class C Interests, Class C-1 Interests, and/or Class D Interests.

“Award Agreement” shall mean any written agreement, contract, or other instrument or document (which may include provisions of an employment agreement to which the Company is a party) evidencing any Award granted hereunder.

“Company” has the meaning specified in the Section 1 hereof.

“Effective Date” shall mean October 13, 2006, which is the date on which this Plan was initially adopted by the Board.

“Participant” shall mean any officer or other employee, non-employee director or consultant of the Company or its Subsidiaries eligible for an Award under Section 4 and selected by the Board to receive an Award under this Plan.

“Partnership Agreement” shall mean the Amended and Restated Agreement of Exempted Limited Partnership, dated as of October 13, 2006, as amended, modified or supplemented from time to time.

“Plan” has the meaning specified in the Section 1 hereof.

“Subsidiary” shall mean (i) any entity that, directly or indirectly, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, in either case as determined by the Board; provided, however, that for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, the definition of “Subsidiary” shall be construed in a manner consistent with such Section 409A so as to avoid the imposition of any additional tax under such section.

“Stock Incentive Plan” means the 2006 TDS Investor 3 Ltd. Stock Incentive Plan to be adopted by TDS Investor 3 Ltd.

SECTION 3.   Interests Subject to this Plan.  The total number of Interests that may be issued pursuant to Awards under this Plan is 119,894,385, allocated among the classes of Interests as follows:

(a)           9,954,802 purchased or granted Class A-2 Interests (other than pursuant to Restricted Equity Units);

(b)           55,939,583 Class A-2 Interests pursuant to Restricted Equity Units;

(c)           11,278,538 purchased or granted Class B Interests;

(d)           6,721,462 purchased or granted Class B-1 Interests;

(e)           16,230,137 purchased or granted Class C Interests;

(f)            1,769,863 purchased or granted Class C-1 Interests; and

(g)           18,000,000 purchased or granted Class D Interests.

Interests which are subject to Awards which terminate or lapse without any payment in respect thereof may be granted again under this Plan.  Notwithstanding anything to the contrary in this Section 3, the number of Interests that may be issued under this Plan shall be reduced on a one-for-one basis in respect of each share subject to a stock-based award made under the Stock Incentive Plan.

SECTION 4.   Administration.

(a)           This Plan shall be administered by the Board.  Subject to the terms of this Plan and applicable law, and in addition to other express powers and authorizations conferred on the Board by this Plan, the Board shall have full power and authority to: (i) designate Participants; (ii) determine the number and/or class of Interests to be covered by an Award; (iii) determine the terms and conditions of any Award; (iv) determine whether, to what extent, and under what circumstances Awards may be settled, exercised, canceled, forfeited, or suspended; (v) interpret, administer, reconcile any inconsistency, correct any default and/or supply any omission in this Plan and any instrument or agreement relating to an Award made under this Plan; (vi) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of this Plan; and (vii) make any other determination and take any other action that the Board deems necessary or desirable for the administration of this Plan.

(b)           All designations, determinations, interpretations, and other decisions under or with respect to this Plan or any Award shall be within the sole discretion of the Board, may be made at any time and shall be final, conclusive, and binding upon all persons, including the Company, any Subsidiary, any Participant, any holder or beneficiary of any Award, and any member of the Company.

SECTION 5.   Eligibility.  Any officer or other employee, non-employee director or consultant to the Company or any of its Subsidiaries (including any prospective officer, employee, non-employee director or consultant) shall be eligible to be designated a Participant.

SECTION 6.   Awards.

(a)           Grant.  Subject to the provisions of this Plan, the Board shall have sole and complete authority to determine the Participants to whom Awards shall be granted, the purchase price, if any, of an Award, the number and class or classes of Interests to be covered by each Award and the conditions and restrictions applicable to the Award.

(b)           Subject to Partnership Agreement/Securityholders Agreement.  As a condition to the grant of an Award, the Participant will be required to become a party to an award agreement (the “Award Agreement”) and, upon receipt of Interests, the Partnership Agreement.  All Awards granted hereunder and acquired Interests will be held subject to the terms and conditions of the Partnership Agreement and the Award Agreement.

(c)           Adjustments.  Notwithstanding any other provisions in the Partnership Agreement to the contrary, in the event of any change in the outstanding Interests after the Effective Date by reason of any equity dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination, combination or transaction or exchange of Interests or other corporate exchange, or any distribution to Partners of equity or cash (other than regular cash distributions) or any transaction similar to the foregoing (regardless of whether outstanding Interests are changed), the Board in its sole discretion and without liability to any Person shall make such substitution or adjustment, if any, as it deems to be equitable, as to (i) the number or kind of Interests or other securities issued or reserved for issuance in respect of Restricted Equity Units, (ii) the vesting terms under any Award Agreement, (iii) the distribution priorities contained in the Partnership Agreement and/or (iv) any other affected terms of any Award.

SECTION 7.   Amendment and Termination.

(a)           Amendments to this Plan.  The Board may amend, alter, suspend, discontinue, or terminate this Plan or any portion thereof at any time; provided that any such amendment, alteration, suspension, discontinuance, or termination that would be reasonably expected to have a material adverse effect on the rights of any Participant or other holder of an Award theretofore granted shall not to that extent be effective without the consent of the affected Participant.

(b)           Amendments to Awards.  The Board may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination not expressly contemplated by this Plan that would be reasonably expected to have a material adverse effect on the rights of any outstanding Award shall not effective without the consent of the affected Participant.

SECTION 8.   General Provisions.

(a)           No Rights to Awards.  No person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants or beneficiaries of Awards.  The terms and conditions of Awards and the Board’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

(b)           Certificates.  All certificates, if any, evidencing Interests or other securities of the Company or any Subsidiary delivered under this Plan shall be subject to such stop transfer orders and other restrictions as the Board may deem advisable under this Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such securities are then listed, and any applicable Federal or state laws, and the Board may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(c)           Withholding.  A Participant may be required to pay to the Company or any Subsidiary and the Company or any Subsidiary shall have the right and is hereby authorized to withhold from any payment due or transfer made under any Award or under this Plan or from any compensation or other amount owing to a Participant the amount (in cash, securities, or other property) of any applicable withholding taxes in respect of an Award or any payment or transfer under an Award or under this Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.

(d)           No Right to Employment.  The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of, or in any consulting relationship with, the Company or any Subsidiary.  Further, the Company or a Subsidiary may at any time dismiss a Participant from employment or discontinue any consulting relationship, free from any liability or any claim under this Plan, unless otherwise expressly provided in this Plan or in any Award Agreement.

(e)           Governing Law.  The validity, construction, and effect of this Plan shall be determined in accordance with the laws of the State of New York applicable to contracts made and to be performed therein.

(f)            Severability.  If any provision of this Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or Award, or would disqualify this Plan or any Award under any law deemed applicable by the Board, such provision shall be construed or deemed amended to conform the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Board, materially altering the intent of this Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award and the remainder of this Plan and any such Award shall remain in full force and effect.

SECTION 9.   Term of this Plan.

(a)           Effective Date.  This Plan shall be effective as of the Effective Date.

(b)           Expiration Date.  No Award shall be granted under this Plan after the tenth anniversary of the Effective Date.  Unless otherwise expressly provided in this Plan or in an applicable Award Agreement, any Award granted hereunder may, and the authority of the Board to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under any such Award shall, continue after such date.